Exhibit 99.1

MicroVision Announces First Quarter 2015 Financial and Operating Results

Company starts 2015 with strong momentum

REDMOND, Wash.--(BUSINESS WIRE)--April 30, 2015--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display and imaging technology, today announced its financial and operating results for the first quarter of 2015.

MicroVision started the year with strong momentum from several significant business events. In March, MicroVision announced that it has licensed its technology to a Fortune Global 100 electronics company. The multi-year non-exclusive license agreement included an $8 million upfront payment that was received in March. MicroVision will also be entitled to royalties on display modules sold by its customer. In addition, MicroVision announced that it received $14.5 million in new component orders from this customer to be fulfilled starting in the second half of 2015, continuing into 2016. The components are expected to be incorporated into display modules developed by the Fortune Global 100 customer.

Earlier in the quarter, Korean OEM Celluon introduced two new pico projector products at the 2015 International Consumer Electronics Show that incorporate MicroVision’s proprietary PicoP® display technology. The first product began selling in February and the second in early April. Both products have been garnering positive reviews across the market.

Financial Update

In the first quarter 2015, approximately 98 percent of revenue was attributable to the sale of key components and royalties compared to the previous year when the majority of revenue was from development activity. Product revenue in the first quarter is from orders received in the second half of 2014. Revenue from the previously announced $8 million upfront payment will be recognized over the expected life of the agreement, and a pro-rated amount is reported this quarter as royalty revenue.

The following financial results are for the three months ended March 31, 2015, compared to the three months ended March 31, 2014.

  Revenue was $0.9 million, primarily from fulfillment of component orders, compared to $1.2 million a year ago, which was primarily development revenue.
  Operating loss was $4.0 million, compared to $3.1 million for the same quarter a year ago.
  Net loss was $4.0 million, or $0.09 per share, compared to $8.0 million, or $0.23 per share for the same quarter a year ago. The first quarter 2014 net loss included a $5.0 million non-cash loss on the exchange of warrants.
  In the first quarter, positive cash flow from operations was $5.1 million and includes the $8 million upfront payment. In the first quarter 2014, cash used in operations was $2.9 million.

As of March 31, 2015, backlog was $18.7 million and cash and cash equivalents were $16.7 million. The cash balance includes funds received during the quarter of approximately $2.3 million from the exercise of previously issued warrants and $1.0 million from the sale of stock through an At-the-Market (ATM) equity facility MicroVision established last June, which is now completed.

Conference Call

The company will host a conference call today to discuss its first quarter 2015 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-800-446-1671 (for U.S. participants) or +1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 39527274. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 3952 7274#. The phone-in replay will be available until May 7, 2015.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. MicroVision’s laser beam scanning technology platform is also well suited to imaging and sensing applications. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future operating results, royalty payments and product deliveries, potential applications and features of MicroVision technology, and those containing words such as “expects” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers' failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2015	2014

Assets
Current Assets
Cash and cash equivalents	$16,685	$8,349
Accounts receivable, net	478	669
Inventory	432	116
Other current assets	541	491
Total current assets	18,136	9,625

Property and equipment, net	1,025	894
Restricted cash	435	435
Intangible assets, net	941	973
Other assets	18	18
Total assets	$20,555	$11,945

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,152	$1,626
Accrued liabilities	2,948	2,729
Deferred revenue	1,224	-
Billings on uncompleted contracts in excess of related costs	409	230
Total current liabilities	6,733	4,585

Deferred revenue, net of current portion	6,902	-
Deferred rent, net of current portion	453	488
	14,088	5,073

Commitments and contingencies

Shareholders' Equity
Common stock at par value	46	45
Additional paid-in capital	479,212	475,656
Accumulated deficit	(472,791)	(468,829)
Total shareholders' equity	6,467	6,872
Total liabilities and shareholders' equity	$20,555	$11,945

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2015	2014

Product revenue	$741	$1
Royalty revenue	144	8
Contract revenue	16	17
Development revenue	-	1,193
Total revenue	901	1,219

Cost of product revenue	1,037	(10)
Cost of contract revenue	7	9
Total cost of revenue	1,044	(1)

Gross margin	(143)	1,220

Research and development expense	1,898	2,543
Sales, marketing, general and administrative expense	1,921	1,959
Gain on sale of previously reserved inventory	-	(227)
Total operating expenses	3,819	4,275

Loss from operations	(3,962)	(3,055)

Loss on warrant exchange	-	(4,967)
Other income (expense)	-	4

Net loss	$(3,962)	$(8,018)

Net loss per share - basic and diluted	$(0.09)	$(0.23)

Weighted-average shares outstanding - basic and diluted	44,963	34,842

CONTACT:
MicroVision, Inc.
Investors:
Dawn Goetter, 425-882-6629
ir@microvision.com
or
Media:
Nicole Cobuzio, 732-212-0823 ext. 102
nicolec@lotus823.com